SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                          (Amendment No.3___________)*


                   MISSION WEST PROPERTIES, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                   COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                    605200203
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 605200203                     13G/A               Page 2_ of 5_ Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       INGALLS & SNYDER VALUE PARTNERS, L.P.
       13-3694561

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       NEW YORK STATE

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES          0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH           1025067
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH           0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                    1025067
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


1025067
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


6.0%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G/A                  ge 3_ of 5_ Pages




Item 1.     (a)   Name of Issuer:
                  MISSION WEST PROPERTIES , INC.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  10050 BANDLEY DRIVE, CUPERTINO, CA 95014
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                  INGALLS & SNYDER VALUE PARTNERS, L.P.
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                  61 BROADWAY, NEW YORK,NY 10006
                  --------------------------------------------------------------
            (c)   Citizenship:
                               NEW YORK STATE
                               -------------------------------------------------
            (d)   Title of Class of Securities:
                  COMMON STOCK
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                               605200203
                               -------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act,

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act,

            (c)   [ ]   Insurance Company  as defined  in Section  3(a)(19) of
                        the Act,

            (d)   [ ]   Investment Company registered under  Section 8 of  the
                        Investment Company Act,

            (e)   [ ]   Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940,

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(ii)(F); see Item 7,

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G); see Item 7,

            (h)   [ ]   Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(H).

                                      13-G                   Page 4_ of 5_ Pages



Item 4.     Ownership.


            If more than five percent of the class is owned, indicate:

            (a) Amount beneficially owned: 1025067
                                          -------------------------------------,

            (b) Percent of class: 6.0%
                                 ----------------------------------------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote 0
                                                              -----------------,

                  (ii) Shared power to vote or to direct the vote 1025067
                                                                 --------------,

                  (iii) Sole power to dispose or to direct the disposition of
                        0
                        -------------------------------------------------------,


                  (iv) Shared power to dispose or to direct the disposition of
                        1025067
                        --------------------------------------------------, and


            (d) Shares which there is a right to acquire: 0
                                                         ----------------------.



Item 5.     Ownership of Five Percent or Less of a Class.



Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

		Shares reported in item 4 above reflect only those beneficially owned by Ingalls & Snyder Value Partners, L.P (ISVP).  Thomas O. Boucher Jr.
 and Robert L. Gipson are the General Partners of ISVP and share voting authority over these shares.  Gipson is a Senior Director and Boucher is a Managing Director of Ingalls & Snyder LLC (I&S), a Registered Broker
Dealer under the Act.  I&S manages the investments of ISVP on a discretionary basis under an investment advisory contract.  I&S has filed a separate Sche dule 13g dated 12/31/99 covering these shares and other shares over which it has voting or dispositive authority.  That 13g is incorporated herein by reference.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

            By signing below -I/we- certify that, to the best of my/our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, -I/we- certify that the information set forth in this statement is true, complete and correct.


Date:02/09/00

/s/THOMAS O. BOUCHER JR.
----------------------------------
                      (Signature)*
THOMAS O. BOUCHER JR.
GENERAL PARTNER
----------------------------------
                      (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).




(022597DTI)